HOME EQUITY ASSET TRUST 2007-3

DERIVED INFORMATION [4/13/07]

[$524,425,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$524,425,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

Disclaimer
All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/07 cutoff date. The final numbers will be found in the prospectus supplement. The Original
Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined
Loan-to-Value (CCTV) ratio in the case of second liens.

Portfolio Summary
Total Number of Loans: 961
Total Outstanding Loan Balance ($): 178,738,490 Total Expected Collateral Balance ($): 550,000,100
Total Expected Collateral Balance - Selection ($): 174,789,747 Average Loan Current Balance ($): 185,992
Weighted Average Original LTV (%) *: 81.2 Weighted Average Coupon (%): 7.33
Arm Weighted Average Coupon (%): 7.17 Fixed Weighted Average Coupon (%): 8.45
Weighted Average Margin (%): 6.09 Weighted Average FICO (Non-Zero): 645
Weighted Average Age (Months): 3 %First Liens: 99.2
% Second Liens: 0.8
% Amts: 87.2
%Fixed: 12.8
%Interest Only: 45.1
% of Loans with Mortgage Insurance: 0.0

Current Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
5.01 - 5.50	16	4,367,528	2.4	5.42	80.3	657
5.51-6.00	32	8,970,141	5.0	5.82	82.8	680
6.01 - 6.50	86	21,014,209	11.8	6.31	80.4	659
6.51 - 7.00	227	49,219,609	27.5	6.80	79.7	653
7.01 - 7.50	185	36,057,349	20.2	7.27	80.6	650
7.51 -8.00	140	25,183,473	14.1	7.75	80.6	637
8.01 - 8,50	62	10,122,762	5.7	8.28	80.6	624
8.51 - 9.00	71	9,633,925	5.4	8.75	84.2	629
9.01 - 9.50	44	5,036,634	2.8	9.27	86.1	609
9.51 - 10.00	43	4,662,392	2.6	9.76	85.2	584
10.01 -10.50	19	1,913,660	1.1	10.32	89.6	598
10.51 -11.00	9	842,119	0.5	10.69	89.6	598
11.01 - 11.50	7	489,145	03	11.21	89.5	568
11.51 -12.00	7	788,519	0.4	11.77	92.8	604
12.01>=	13	437,025	0.2	13.01	97.6	608
Total:	961	178,738,490	100.0	7.33	81.2	645
Max: 13.89
Min: 5.34
Wgt Avg: 7.33

FICO	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
476 - 500	1	177,884	0.1	7.69	80.0	494
501 - 525	1	59,722	0.0	10.44	52.6	524
526-550	21	3,102,635	1.7	8.90	81.7	540
551 -575	64	8,894,765	5.0	8.60	81.1	566
576 - 600	70	10,639,768	6.0	8.23	81.6	588
601 - 625	174	29,923,792	16.7	7.55	80.0	615
626- 650	271	51,358,473	28.7	7.20	81.1	638
651 - 675	176	36,412,235	20.4	7.07	81.0	663
676 -700	103	21,885,856	12.2	7.01	82.2	686
701 -725	45	8,976,906	5.0	6.79	82.4	711
726 - 750	22	4,559,073	2.6	6.62	81.5	737
751 - 775	10	2,067,903	1.2	6.99	85.4	767
776 - 800	3	679,478	0.4	6.82	82.2	788
Total:	961	178,738,490	100.0	7.33	81.2	645
Max: 791
Min: 494
Wet Avg. 645

Scheduled Balance	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<= 50,000	20	692,942	0.4	11.64	97.0	618
50,001 - 100,000	165	12,354,050	6.9	8,65	80.4	620
100,001 - 150,000.	226	28,160,546	15.8	7.92	80.8	640
150,001 - 200,000.	198	34,815,616	19.5	7.22	80.8	647
200,001 - 250,000.	146	32,569,713	18.2	7.19	80.8	643
250,001 - 300,000	94	25,596,623	14.3	6.98	80.8	647
300,001 - 350,000	41	13,421,784	7.5	6.87	80.7	656
350,001 - 400,000	32	11,896,880	6.7	6.90	83.1	653
400,001 - 450,000	16	6,801,298	3.8	6.84	83.1	655
450,001 - 500,000	10	4,769,702	2.7	7.24	82.6	643
500,001 - 550,000	4	2,128,539	1.2	6.69	78.6	651
550,001 - 600,000	4	2,293,320	1.3	6.74	82.6	659
600,001 - 650,000	3	1,872,909	1.0	7.20	84.7	690
650,001. - 700,000	1	661,500	0.4	5.84	90.0	656
700,001 - 750,000	1	703,069	0.4	8.09	80.0	620
Total:	961	178,738,490	100.0	7.33	81.2	645
Max: 703,069.24
Min: 12,592.34
Avg: 185,992.19

Original LTV (%) *	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<=50.0	15	1,959,397	1.1	7.52	40.8	614
50.1 - 55.0	7	797,731	04	7.57	52.4	600
55.1 - 60.0	9	1,582,969	0.9	7.41	58.2	599
60.1 - 65.0	8	1,380,441	0.8	6.84	62.8	631
65.1 - 70.0	10	2,197,699	1.2	7.43	66.7	615
70.1 - 75.0	29	5,775,566	3.2	6.73	73.3	630
75.1 - 80.0	598	112,910,390	63.2	7.15	79.9	650
80.1 - 85.0	70	15,537,243	8.7	7.38	84.3	638
85.1 - 90.0	174	33,366,976	18.7	7.72	89.7	641
90.1 - 95.0	14	1,462,208	0.8	9.52	94.9	629
95.1 - 100.0	27	1,767,871	1.0	11.11	99.8	641
Total:	961	178,738,490	100.0	7.33	81.2	645
Max: 100.0
Min: 26.3
Wgt Avg: 81.2

Prepay Penalty in Years	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0.00	225	40,004,162	22.4	7.71	81.6	638
1.00	25	4,906,976	2.7	7.52	80.0	633
2.00	557	109,508,514	61.3.	7.10	81.2	650
3.00	154	24,318,838	13.6	7.72	80.4	636
Total:	961	178,738,490	100.0	7.33	81.2	645

Documentation Type	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Full	746	130,549,386	73.0	7.22	81.2	639
Reduced	156	34,265,828	19.2	7.57	82.0	665
Stated Income/ Stated Assets	58	13,879,351	7.8	7.80	78.9	652
No Income /No Assets	1	43,925	0.0	10.34	100.0	705
Total:	961	178,738,490	100.0	7.33	81.2	645

Occupancy Status	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Primary	926	174,287,487	97.5	7.31	81.1	645
Second Home	4	654,848	0.4	6.60	76.0	675
Investor	31	3,796,155	2.1	8,39	85.1	655
Total:	961	178,738,490	100.0	7.33	81.2	645

State	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
California	99	30,248,769	16.9	6.71	80.7	664
Florida	88	17,344,957	9.7	7.39	78.1	642
Arizona	62	13,076,770	7.3	6.94	81.9	652
Washington	53	11,221,832	6.3	6.73	79.9	652
Maryland	41	10,530,798	5.9	7.02	80.0	629
Illinois	56	10,430,179	5.8	7.47	83.5	644
Virginia	45	8,669,450	4.9	7,68	81.5	643
North Carolina	40	6,168,485	3.5	7.76	82.3	633
Tennessee	43	5,697,721	3.2	8.01	83.3	626
New York	20	5,539,064	3.1	7.22	82.1	657
Georgia	37	5,115,476	2.9	8.15	83.2	629
New Jersey	20	4,633,266	2.6	7.66	78.9	648
Oregon	25	4,605,102	2.6	6.87	81.7	653
Pennsylvania	37	4,559,897	2.6	7.86	81.5	643
Minnesota	21	3,811,742	2.1	7.15	81.8	659
Other	274	37,084,981	20.7	7.80	81.9	634
Total:	961	178,738,490	100.0	7.33	81.2	645

Purpose	No of Loans	Total Scheduled Balance ($)	% Scheduled .Balance	WAC %	WA OLTV* %	NZWA FICO
Purchase	492	82,275,711	46.0	7.39	81.2	651
Refinance - Rate Term	152	28,038,360	15.7	7.26	82.0	637
Refinance - Cashout	317	68,424,420	38.3	7.29	80.8	640
Total:	961	178,738,490	100.0	7.33	81.2	645

Product	No of Loans	Total Scheduled Balance($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Arm 2/28	615	120,622,080	67.5	7.15	81.4	652
Arm 2/28 - Balloon 40/30	113	23,519,884	13.2	7.32	80.4	628
Ann 3/27	42	8,588,920	4.8	7.09	83.8	658
Arm 3/27 - Balloon 40/30	10	2,349,504	1.3	7.00	81.8	623
Ann 5/25	2	783,000	0.4	6.99	83.5	685
Fixed Balloon 30/15	28	1,502,256	0.8	11.46	99.0	650
Fixed Balloon 40/30	9	1,237,809	0.7	8.77	85.3	633
Fixed Rate	142	20,135,037	11.3	8.21	78.1	619
Total:	961	178,738,490	100.0	7.33	81.2	645

Property Type	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Single Family Residence	738	130,503,650	73.0	7.39	81.1	642
PUD	99	22,096,136	12.4	7.17	80.9	641
Condo	74	13,548,746	7.6	7.17	81.2	658
2Family	34	8,052,760	4.5	7.22	82.6	656
3 - 4 Family	16	4,537,198	2.5	7.01	81.9	675
Total:	961	178,738,490	100.0	7.33	81.2	645

Margin (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0.01 - 4.00	1	84,000	0.1	8.64	80.0	620
4.01 - 4.50	17	4,630,432	3.0	5.46	80.3	655
4.51 - 5.00	36	9,741,649	6.3	5.95	81.8	680
5.01 - 5.50	93	22,060,564	14.2	6.42	81.0	658
5.51 - 6.00	214	45,921,630	29.5	6.83	80.0	652
6.01 - 6.50	161	31,286,757	20.1	7.31	81.2	651
6.51 - 7.00	115	21,762,346	14.0	7.79	82.2	637
7.01 - 7.50	57	8,841,192	5.7	8.42	81.7	624
7.51 - 8.00	86	11,270,916	7.2	9.09	85.0	622
8.51 - 9.00	2	263,901	0.2	9.63	83.3	534
Total:	782	155,863,388	100.0	7.17	81.4	648
Max: 8.64
Min: 4.00
Wgt Avg: 6.09

Months to Rate Reset	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
13 - 15	1	177,884	0.1	7.69	80.0	494
16 - 18	4	1,006,099	0.6	8.28	83.3	607
19 - 21	481	99,473,933	63.8	7.03	81.1	646
22 - 24	242	43,484,048	27.9	7.48	81.5	653
31 - 33	34	7,209,328	4.6	7.09	83.4	654
34 - 36	18	3,729,097	2.4	7.03	83.2	643
37>=	2	783,000	0.5	6.99	83.5	685
Total:	782	155,863,388	100.0	7.17	81.4	648
Max: 58 Min: 15 Wet Avg: 22

Maximum Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA RICO
9.51 - 11.50	16	4,367,528	2.8	5.42	80.3	657
11.51 - 12.00	32	8,970,141	5.8	5.82	82.8	680
12.01 - 12.50	83	20,516,742	13.2	6.31	80.7	659
12.51 - 13.00	206	44,332,988	28.4	6.80	79.8	653
13.01 - 13.50	168	33,175,490	21.3	7.27	81.2	652
13.51 - 14.00	115	21,733,148	13.9	7.74	82.2	639
14.01 - 14.50	53	8,412,406	5.4	8.28	82.3	627
14.51 - 15.00	51	7,438,366	4.8	8.74	83.8	634
15.01 - 15.50	28	3,634,201	2.3	9.27	86.8	609
15.51 - 16.00	20	2,410,810	1.5	9.74	86.9	582
16.01 - 16.50	5	448,696	0.3	10.32	88.1	551
16.51 - 17.00	3	259,191	0.2	10.57	79.0	568
17.01 - 17.50		163,679	0.1	11.20	85.7	541
Total:	782	155,863,388	100.0	7.17	81.4	648
Max: 17.29
Min: 11.34
Wgt Avg: 13.17

Minimum Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
5.01 - 5.50	16	4,367,528	2.8	5.42	80.3	657
5.51 - 6.00	32	8,970,141	5.8	5.82	82.8	680
6.01 - 6,50	83	20,516,742	13.2	6.31	80.7	659
6.51 - 7.00	206	44,332,988	28.4	6.80	79.8	653
7.01 - 7.50	168	33,175,490	21.3	7.27	81.3	652
7.51 - 8.00	115	21,733,148	13.9	7.74	82.1	639
8.01 - 8.50	53	8,412,406	5.4	8.28	82.3	627
8.51 - 9.00	51	7,438,366	4.8	8.74	83.8	634
9.01 - 9.50	28	3,634,201	2.3	9.27	86.8	609
9.51 - 10.00	20	2,410,810	1.5	9.74	86.9	582
10.01 - 10.50	5	448,696	0.3	10.32	88.1	551
10.51 - 11.00	3	259,191	0.2	10.57	79.0	568
11.01 - 11.50	2	163,679	0.1	11.20	85.7	541
Total:	782	155,863,388	100.0	7.17	81.4	648
Max: 11.29
Mina 5.34 Wgt Avg: 7.17

Initial - Periodic Cap (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
3.00	782	155,863,388	100.0	7.17	81.4	648
Total:	782	155,863,388	100.0	7.17	81.4	648
Wgt Avg: 3.0.0

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1.00	782	155,863,388	100.0	7.17	81.4	648
Total:	782	155,863,388	100.0	7.17	81.4	648
Wgt Avg: 1.00

Interest Only Period (Months)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0	624	98,103,406	54.9	7.71	80.9	629
60	327	77,752,418	43.5	6.88	81.4	663
120	10	2,882,666	1.6	6.48	83.5	677
Total:	961	178,738,490	100.0	7.33	81.2	645